Exhibit (f)

WESTCORE TRUST

DEFERRED COMPENSATION PLAN

[As Amended and Restated Effective February 13, 2008]

WESTCORE TRUST

DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective February 13, 2008)

                        The Westcore Trust Deferred Compensation Plan (the "Plan"), a nonqualified unfunded deferred compensation plan, was adopted by the Board of Trustees (the "Board") on December 11, 1989, to allow members of the Board to defer all or a portion of the compensation earned by the Trustee for his services as Trustee.  The Plan is hereby amended and restated effective February 13, 2008.

1.      Eligibility.  Each Trustee of the Board of Westcore Trust (the "Trust") shall be eligible to participate in the Plan.

2.      Terms of Participation

(a)    A Trustee may elect to participate in the Plan by filing a Deferred Compensation Agreement (an "Agreement") with the Administrator of the Trust on such form as may be required by the Administrator (as defined in Section 6).  A Trustee's deferrals will commence as of the date of the Board's first meeting in the first calendar year that follows the year the Agreement is filed with the Administrator; provided that a Trustee may elect to begin deferrals with respect to the year in which the Trustee is first elected a Trustee by filing an Agreement within 30 days of being elected Trustee and provided further that such election shall only apply to compensation earned by the Trustee after the date of filing such Agreement.

(b)   Participation in the Plan will continue until the Trustee furnishes written notice to the Administrator that the Trustee terminates his participation in the Plan or until such time as the Trust terminates the Plan pursuant to Section 7 below.  Termination by a Trustee shall be made by written notice delivered or mailed to the Administrator no later than December 31 of the calendar year preceding the calendar year in which such termination is to take effect.

(c)    A Trustee who has terminated his participation may subsequently elect to participate in the Plan by filing a new Agreement in accordance with subsection (a) above.

(d)   An Agreement may be amended, revised, or withdrawn by a Trustee by filing a Agreement with respect to compensation not yet earned, provided, however, that such Agreement shall only be effective with respect to compensation earned in a calendar year subsequent to the calendar year that such Agreement is filed.

(e)    A Trustee may elect a different method by which he will receive amounts previously deferred to future calendar years by filing a timely Redeferral of Previously Deferred Compensation Agreement (a “Redeferral Agreement”) with the Administrator on such form as may be required by the Administrator. No Redeferral Agreement shall be effective until twelve (12) months after the date on which the Redeferral Agreement is filed.  A Redeferral Agreement (i) must provide for an additional deferral of at least five (5) years from the date payment would have otherwise been made pursuant to the Plan and (ii) must be made at least twelve (12) months before a distribution subject to such Redeferral Agreement would have been made.   Any Redeferral Agreement that does not comply with the provisions of the Plan or of Treasury Regulation § 1.409A-2(b) shall be void ab initio.

(f)     The Administrator may permit a Trustee to make any election with respect to amounts deferred, or to be deferred, under the Plan; provided, however, that the Administrator shall permit such election only if the Administrator reasonably believes, after consultation with the Trust’s legal counsel, that such election shall not cause the Trustee to incur any liability under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) for additional tax and interest.

3.          Deferred Compensation Account.  While a Trustee participates in the Plan pursuant to an Agreement, all deferred compensation payable by the Trust for the Trustee's services shall be credited to a Deferred Compensation Account or Accounts (each, an "Account") maintained for such Trustee for each Agreement or Redeferral Agreement entered into with such Trustee.  Accounts shall be established and maintained for bookkeeping purposes only.  A Trustee shall allocate amounts in his Account or Accounts among the investment options available under the Plan by submitting a written request to the Administrator on such form as may be required by the Administrator prior to the date deferrals are scheduled to begin.  The Board shall specify from time to time the investment options available under the Plan.  The Trustee may request that the investment allocation of an Account, including past as well as future deferrals, be changed by (i) submitting a written request to the Administrator on such form as may be required by the Administrator or (ii) such means as the Administrator may designate, provided that any request not made in writing is promptly confirmed in writing by the Trustee to the Administrator.  Such changes shall become effective as soon as administratively feasible after the Administrator receives such request.

                        The Trustee's Account or Accounts will be credited daily with any income, gains, and losses that would have been realized if amounts equal to the deferred amounts had been invested in accordance with the Trustee's allocation election on the date such deferred amounts were credited to the Trustee's Account or Accounts.  For this purpose, any amounts that would have been received, had amounts been invested as described above, from a chosen investment option will be treated as if reinvested in that option on the date such amounts would have been received.

4.         Distribution.

(a)    Distributions to a Trustee pursuant to an Agreement shall begin no earlier than the January 31 of the year immediately following the year in which the Trustee ceases to be a Trustee, employee, or independent contractor of the Trust; provided, however, that in no event shall any distributions be made any earlier than the January 31 of the year immediately following the year in which a Trustee has experienced a “separation from service” as such term is defined in Treasury Regulation § 1.409A-1(h).  Trustees shall be permitted to designate by Agreement or Redeferral Agreement that amounts credited to the Trustee's Account or Accounts shall be distributed to the Trustee (or upon his death, to his designated beneficiary) in accordance with one of the alternatives set forth below:

(i)        one lump-sum payment on a January 31 that is up to ten (10) years from the January 31 of the year immediately following the year in which the Trustee ceases to be a Trustee, employee, or independent contractor of the Trust; or

(ii)       a number of annual installments specified by the Trustee (each as calculated in the following paragraph) for a period of two to 10 years.  An Account subject to this election shall be an “Installment Account.” Distributions from an Installment Account shall be paid annually as of January 31 until the balance in the Installment Account is exhausted.

Except as provided in the following paragraph, the amount of each installment payment, other than the final payment, shall be equal to 1/n multiplied by the balance in the Trustee's Installment Account as of the previous December 31, where "n" equals the number of payments yet to be made.  The final payment will equal the balance in the Trustee's Installment Account as of the final January 31 payment date.  For example, if payments are to be made in 10 annual installments commencing on January 31, 2000, the first payment will be equal to 1/10th of the December 31, 1999 balance in an Installment Account, and the following year's payment would be equal to 1/9th of the December 31, 2000 balance.

If the balance in a Trustee's Installment Account as of the date of the first scheduled payment is less than $2,000, the Trust shall instead pay such amount in a single sum as of that date.  Further, the Trustee may not select a period of time that will cause an annual payment to be less than $1,000.

(b)   Notwithstanding Section 4(a), the Trust may at any time make a lump-sum payment to the Trustee (or surviving beneficiary) equal to a part or all of the balance in the Trustee's Installment Account or Accounts upon a showing of an unforeseeable emergency (as defined in Code Section 409A(a)(2)(B)), including only a severe financial hardship to the Trustee resulting from an illness or accident to the Trustee, the Trustee’s spouse or a dependent of the Trustee, loss of the Trustee’s property due to casualty, or some other similar extraordinary unforeseeable circumstances arising as a result of events beyond the control of the Trustee.  The determination of whether such unforeseeable emergency exists shall be made at the sole discretion of the Board (with the Trustee requesting the payment not participating in the discussion or the decision).  The amount of the payment shall be limited to the amount reasonably necessary to meet the emergency, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Trustee’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), and any remaining balance in the Trustee's Installment Accounts shall thereafter be paid at the time and in the manner otherwise set forth in this Section.

(c)    If there is no beneficiary designation in effect at the Trustee's death or the designated beneficiary is dead at the Trustee's death, any amounts in the Trustee's Account or Accounts shall be paid in a single sum to the Trustee's estate.  If the designated beneficiary dies after beginning to receive installment payments, any amounts payable from the Trustee's Account shall be paid in a single sum to the designated beneficiary's estate at the designated beneficiary's death.

(d)   In the event the Trustee ceases to be a Trustee of the Trust and becomes a proprietor, officer, partner, or employee of, or otherwise becomes affiliated with, any business or entity that is in competition with the Trust, or becomes employed by any governmental agency having jurisdiction over the affairs of the Trust, the Trust reserves the right at the sole discretion of the Board to make an immediate single-sum payment to the Trustee in an amount equal to the balance in the Trustee's Account or Accounts at that time, provided, however, that any payment pursuant to this Section 4(d) may be made to the Trustee only if such payment may be made without incurring any interest and additional tax pursuant to § 409A(a)(1)(B) by application of Treasury Regulation § 1.409A-3(j)(4)(iii).

(e)    If, for any reason, it has been determined that the Plan fails to meet the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder, the Board or the Administrator shall distribute to the Trustee the portion of the Trustee’s Account or Accounts that is required to be included in income as a result of the failure of the Plan to comply with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder.  If, for any reason, it has been determined that state, local or foreign tax obligations (including employment taxes and income tax at source on wages) arise from a Trustee’s participation in the Plan with respect to an amount deferred under the Plan before the amount is paid or made available to the Trustee, the Board or the Administrator shall distribute an amount to the Trustee (either in the form of withholding pursuant to provisions of applicable law or by distributions directly to the Trustee) to reflect such tax obligation, provided the amount so distributed may not exceed the amount of such taxes due as a result of participation in the Plan.

(f)     A Trustee’s Account or Accounts shall be debited to the extent of any distributions to the Trustee pursuant to this Section 4.

5.         Designation of Beneficiary.  A Trustee may designate in writing any person or legal entity as his beneficiary to receive any amounts payable from his Account(s) upon his death.  If the Trustee should die without effectively designating a surviving beneficiary, his beneficiary shall be his estate.

6.         Administrator.  The Administrator of this Plan shall be the Board, or any committee of the Board or person designated by the Board. The Administrator shall have authority to perform any act that the Board is entitled to perform under this Plan, except to the extent that the Board specifies limitations on the Administrator’s authority.  The initial Administrator shall be Jasper R. Frontz.  The Administrator may appoint an agent and delegate to it such powers and duties in connection with the administration of this Plan as the Administrator may from time to time prescribe.

7.         Amendment and Termination of the Plan.  The Board may amend, suspend or terminate this Plan at any time and may amend, suspend or terminate this Plan with respect to future deferrals; provided, however, that no amendment, suspension or termination shall cancel or otherwise adversely affect any Trustee’s rights with respect to an Account or Accounts without the Trustee’s prior written consent; and provided further that the Board may amend this Plan at any time as the Board deems to be necessary, appropriate or advisable (i) in response to administrative guidance issued under Section 409A of the Code, (ii) to comply with the provisions of Section 409A of the Code, or (iii) to coordinate the terms of this Plan with provisions of the Westcore Trust Amended and Restated Declaration of Trust, as amended, and the Bylaws, as amended.  The Board may, with prospective or retroactive effect, amend or alter the Plan to provide for an acceleration of payments under the Plan in accordance with Treasury Regulation Section 1.409A-3(j)(4). A written notice of any such amendment shall be mailed by first class mail, addressed to the Trustee's last known address, or delivered by any other means that is acknowledged in writing by the Trustee, no later than the date on which the amendment is to take effect.

8.      Non-Assignability.   The right of the Trustee or any other person to receive payments under this Plan or any Agreement hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Trustee or any beneficiary.

9.      Miscellaneous.

(a)    No Funding.  The Trust shall not be required to fund or secure in any way its obligations hereunder.  Nothing in the Plan or in any Agreement hereunder and no action taken pursuant to the provisions of the Plan or of any Agreement hereunder shall be construed to create a trust or a fiduciary relationship of any kind.  Payments under the Plan and any Agreement hereunder shall be made when due from the general assets of the Trust.  Neither a Trustee nor his designated beneficiary shall acquire any interest in such assets by virtue of the Plan or any Agreement hereunder.  This Plan constitutes a mere promise by the Trust to make payments in the future, and to the extent that a Trustee or his designated beneficiary acquires a right to receive any payment from the Trust under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Trust.  The Trust intends for this Plan to be unfunded for tax purposes and for the purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

(b)   Interpretation.  The Board or the Administrator shall have full power and authority to interpret, construe, and administer this Plan and any Agreement hereunder and its interpretation and construction thereof; to resolve any questions concerning the amount of benefits payable to a Trustee; to make all other determinations required by this Plan; and to make and publish forms, rules and procedures for the administration of this Plan; and to take any actions hereunder, including any valuation of the Trustee's Account or Accounts, or the amount or recipients of the payment to be made therefrom, and any such interpretation, construction, or act of the Board or the Administrator shall be binding and conclusive on all persons for all purposes.  Any provision of the Plan that depends upon a determination or discretion of the Board or the Administrator shall vest in the Board or the Administrator, as the case may be, the authority to make such determination in its sole and absolute discretion, which determination shall be binding upon all persons for all purposes.

(c)    As between the Trustee and the Trust, the Trustee and the Trustee’s Beneficiary shall assume all risk (other than willful misconduct of the Trust, the Board, the Administrator, or their agents or attorneys, or breach by the Trust of the terms of this Plan) in connection with the Plan design, the implementation or administration of the Plan, the investment performance of the Trustee’s Account or Accounts, the selection and actions of the Administrator or any third party providing services to the Trust in connection with the Plan, including any income taxes of the Trustee or Trustee’s Beneficiary relating to or arising out of his or her participation in the Plan, and neither the Trust, the Board nor the Administrator shall be liable or responsible therefore.  As a condition of participating in the Plan, each Trustee must sign a waiver (which may be a part of the Agreement) releasing the Trust, the Board, the Administrator, and their agents and attorneys from any claims and liabilities regarding the matters to which the Trustee has assumed the risk as set forth in this Section 9(c).  Distributions or other payments to any Trustee or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims for compensation deferred and relating to the Account to which the payments relate against the Trust, the Board, or the Administrator, and the Board or Administrator may require such Trustee or Beneficiary, as a condition to such distributions or payments, to execute a waiver, receipt and release to such effect.

(d)   Withholding.  To the extent required by law, the Trust shall withhold federal or state income or employment taxes from any distributions under the Plan or any Agreement hereunder and shall furnish the Trustee (or beneficiary) and the applicable governmental agency or agencies with such reports, statements, or information as may be required in connection with such payments.  Trustee shall be provided the opportunity to make any election permitted by law to not have any amounts withheld from distributions.

(e)    Code Section 409A.  This Plan is intended to comply with the requirements of Code Section 409A so as to avoid the imposition of additional taxes and interest. To the extent any amounts deferred or payable under this Plan could become subject to additional taxes and interest under Code Section 409A, the Westcore Trust and a Trustee or Trustees shall cooperate to amend this Plan and any Agreements or Redeferral Agreements with the goal of giving the Trustee or Trustees the economic benefits described herein in a manner that does not result in additional tax and interest being imposed under Code Section 409A.  Notwithstanding any other provision of this Plan to the contrary, if (1) on the date a Trustee experiences a “separation from service” as such term is defined in Treasury Regulation § 1.409A-1(h) any of the Trust’s equity is publicly traded on an established securities market or otherwise (within the meaning of § 409A(a)(2)(B)(i) of the Code) and (2) as a result of such separation from service, the Trustee would receive any payment that, absent the application of this sentence, would be subject to interest and additional tax imposed pursuant to § 409A of the as a result of the application of § 409A(2)(B)(i) of the Code, to the extent necessary to avoid the imposition of such interest and additional tax, such payment shall be deferred until the earlier of (i) 6 months after the Trustee’s separation from service or (ii) the Trustee’s death.

(f)     Expenses.  All expenses incurred in administering this Plan and any Agreement hereunder shall be paid by the Trust.

(g)    No Additional Rights.  Nothing in this Plan or any Agreement hereunder shall be construed as conferring any right on the part of the Trustee to be or remain a Trustee of the Trust or to receive any particular amount of Trustee's fees.

(h)    Binding Nature.  This Plan and any Agreement hereunder shall be binding upon, and inure to the benefit of, the Trust, its successors and assigns, and each Trustee and his heirs, executors, administrators, and legal representatives.

(i)      Governing Law.  This Plan and any Agreement hereunder shall be governed by and construed under the laws of the State of Colorado.

(j)     Effective Date.  This amended and restated Plan shall be effective as of February 13, 2008.

BOARD OF TRUSTEES OF
WESTCORE TRUST

Date: February 13, 2008	By:_____________________

WESTCORE TRUST

DEFERRED COMPENSATION AGREEMENT

This Agreement is entered into this ______ day of ______, ____, between Westcore Trust (the "Trust") and ______________ (the "Trustee").

            WHEREAS, the Trustee will be rendering valuable services to the Trust as a member of the Board of Trustees (the "Board"), and the Trust is willing to accommodate the Trustee's desire to be compensated for such services on a deferred basis;

                        NOW, THEREFORE, the parties hereto agree as follows:

1.         With respect to services performed by the Trustee for the Trust on and after [December 31 of the current year OR the date of this Agreement if this is an initial Agreement filed in the first year a Trustee is elected Trustee and the Agreement is filed within 30 days of being elected Trustee] ____________ __, 20___, the Trustee shall defer _____ percent [insert whole number from one to 100] of the amounts otherwise payable to the Trustee for serving as a Trustee.  The deferred compensation shall be credited to a book reserve maintained by the Trust in the Trustee's name, together with credited amounts in the nature of income, gains, and losses (the "Account").  The Account maintained for the Trustee shall be paid to the Trustee on a deferred basis in accordance with the terms of this Agreement.

2.         The Trust shall credit the Trustee's Account as of the day such amount would be paid to the Trustee if this Agreement were not in effect.  Such Account shall be valued on a daily basis, and the Trustee shall receive a written accounting of his Account balance at the end of each calendar quarter.

The Trustee may request that all or a portion of the amount in his Account be allocated among one or more of the investment options offered by the Board under the Westcore Trust Deferred Compensation Plan (the "Plan").  The initial allocation request may be made at the time of enrollment.  Once made, an investment allocation request shall remain in effect for all future amounts allocated to the Trustee's Account until changed by the Trustee.  The Trustee may change his investment allocation for past deferrals and future deferrals by submitting a written request to the Administrator of the Trust (the "Administrator") (or his delegate) on such form as may be required by the Administrator or by telephoning the Administrator (or his delegate).  Such changes shall become effective as soon as administratively feasible after the Administrator (or his delegate) receives such request.  Although the Trust intends to invest the amounts in the Trustee's Account according to the Trustee's requests, the Trust reserves the right to invest the amounts in the Trustee's Account without regard to such requests.  However, the investment return on the amounts credited to the Trustee's Account shall be the same as the investment return on the investment option(s) in which he elects investment, regardless of whether the Trustee's elections are actually implemented.  In the absence of any investment election by a Trustee, amounts credited to the Trustee's Account will be treated as having been invested in the BlackRock Money Market Fund for purposes of determining the investment return on the amounts.

Title to and beneficial ownership of any assets, whether cash or investments, which the Trust may use to pay benefits hereunder, shall at all times remain in the Trust, and the Trustee and any designated beneficiary shall not have any property interest whatsoever in any specific assets of the Trust.

3.         Distributions of compensation deferred under this Agreement shall be made, in either case subject to the terms of the Plan: [check one only]

☐        In a lump-sum distribution to the Trustee (or his beneficiary) equal to the balance in the Trustee's Account as of the distribution date, such distribution date being the January 31 of the year that is _____  years [insert a whole number from 0 to 10;  0 shall mean that payment will be made in the calendar year following separation from service] following the January 31 of the calendar year immediately following the calendar year in which the Trustee ceases to be a Trustee, employee, or independent contractor of the Trust in accordance with Section 4 of the Plan ; or

☐        In annual payments to the Trustee (or his beneficiary) for a period of ___ [insert a whole number from two through 10] years, with the first distribution being made on the January 31 of the calendar year immediately following the calendar year in which the Trustee ceases to be a Trustee, employee, or independent contractor of the Trust in accordance with Section 4 of the Plan and with subsequent installments paid as of January 31 of each succeeding calendar year in annual installments as adjusted and computed by the Trust in accordance with the terms of the Plan, with the final payment equaling the then remaining balance in the Trustee's Account.

4.         In the event the Trustee dies before payments have commenced or been completed under Section 4, the Trust shall make payment in accordance with Section 4 to the Trustee's designated beneficiary, whose name, address, and Social Security number are:

                                                            ___________________________________

                                                            ___________________________________

                                                            ___________________________________

                                                            ___________________________________

If there is no beneficiary designation in effect at the Trustee's death or the designated beneficiary predeceases the Trustee, any amounts in the Trustee's Account shall be paid in a single sum to the Trustee's estate.  If the designated beneficiary dies after beginning to receive installment payments, any amounts payable from the Trustee's Account shall be paid in a single sum to the beneficiary's estate at the beneficiary's death.

5.         This Agreement shall remain in effect with respect to the Trustee's compensation for services performed as a Trustee of the Trust in all future years unless terminated on a prospective basis in writing in accordance with the terms of the Plan.  The Trustee may subsequently elect to defer his compensation by executing a new Deferred Compensation Agreement. Any new Agreement shall relate solely to compensation for services performed after December 31 of the year the new Agreement becomes effective and shall not alter the terms of this Agreement with respect to the deferred payment of compensation for services performed during any calendar year in which this Agreement was in effect.  Notwithstanding the foregoing, the Trustee may at any time amend the beneficiary designation hereunder by written notice to the Board.

6.         An Agreement may be amended, revised, or withdrawn by a Trustee by filing a new Agreement with respect to compensation not yet earned, provided, however, that such Agreement shall only be effective with respect to compensation earned in a calendar year subsequent to the calendar year that such Agreement is filed.

7.         A Trustee may change the manner in which previously deferred amounts will be distributed only by filing timely Redeferral of Previously Deferred Compensation Agreement with respect to previously deferred amounts.

8.         This Agreement constitutes a mere promise by the Trust to make benefit payments in the future, and the right of any person to receive such payments under this Agreement shall be no greater than the right of any unsecured general creditor of the Trust.  The Trust and Trustee intend for this Agreement to be unfunded for tax purposes and for the purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

9.         Except as otherwise provided in the Plan, the Trustee waives and releases the Trust, the Board, the Administrator, and their agents and attorneys, from any claims and liabilities (other than from gross negligence of the Trust, the Board, the Administrator and their agents and attorneys, or breach by the Company of the terms of the Plan) in connection with the Plan design, the implementation or administration of the Plan, the investment performance of the Trustee’s Account or Accounts, the selection and actions of the Administrator or any third party providing services to the Trust in connection with the Plan, including any income taxes relating to or arising out of my participation in the Plan and any additional tax or interest payable under Section 409A of the Code, and neither the Company, the Board, nor the Administrator shall be liable or responsible therefor.

10.       Any written notice to the Trust referred to in this Agreement shall be made by mailing or delivering such notice to the Trust c/o Jasper R. Frontz, Denver Investment Advisors LLC, 1225 17th Street, 26th Floor, Denver, Colorado 80202 to the attention of the Treasurer with a copy to ALPS Mutual Funds Services, Inc., Attention: Wade Clouse, 1625 Broadway, Suite 2200, Denver, Colorado 80202.  Any written notice to the Trustee referred to in this Agreement shall be made by mailing such notice to the Trustee at his last known address, or by any other means which is acknowledged by the Trustee in writing.

11.       This Agreement is subject to all of the terms contained in the Plan.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

, TRUSTEE	WESTCORE TRUST
(Print Name)
By:

(Signature of Trustee)	Title:

WESTCORE TRUST DEFERRED COMPENSATION PLAN

[As Amended and Restated Effective February 13, 2008]

TRUSTEE ACCOUNT ALLOCATION REQUEST

(Revised as of February 13, 2008)

I hereby request to have my Account(s) under the Westcore Trust Deferred Compensation Plan invested (or deemed to be invested) in the following investment options, and in the percentages indicated, as soon as administratively feasible.  This request supersedes any prior requests I have made with respect to such Plan, and applies to amounts deferred in the past under the Plan as well as to future deferrals.  I hereby agree to assume all risks in connection with the investment performance of the amounts that are invested (or deemed to be invested) in accordance with this election.

Percentage

Invested                                  Investment Option

                                                                        Westcore MIDCO Growth Fund

                                                                        Westcore Blue Chip Fund

                                                                        Westcore Small-Cap Opportunity Fund

                                                                        Westcore Mid-Cap Value Fund

                                                                        Westcore Growth Fund

                        ____________                        Westcore Small-Cap Value Fund

                        ____________                        Westcore Select Fund

                        ____________                        Westcore International Frontier Fund

                                                                        Westcore Plus Bond Fund

                                                                        Westcore Flexible Income Fund

                                                                        Westcore Colorado Tax-Exempt Bond Fund

                                                                        BlackRock Money Market Fund

        100%

DATED:______________  ____, ____

                                                                                    Trustee

WESTCORE TRUST

REDEFERRAL OF PREVIOUSLY DEFERRED COMPENSATION AGREEMENT

This Redeferral of Previously Deferred Compensation Agreement (“Redeferral Agreement”) is entered into this ______ day of ______, ____, between Westcore Trust (the "Trust") and ______________ (the "Trustee").

            WHEREAS, the Trustee has previously deferred compensation (“Previously Deferred Compensation”) pursuant to a Deferred Compensation Agreement between Westcore Trust and the Trustee dated _________ ____, 200__ (the “Agreement”);

                        NOW, THEREFORE Trustee makes the following election with respect to the Previously Deferred Compensation:  [Check only one]

☐       Trustee elected the lump-sum payment option in the Agreement and hereby elects to defer such distribution to the January 31 that is _______ years [specify at least 5] after the distribution date specified in the Agreement.

☐      Trustee elected the lump-sum option in the Agreement and hereby elects annual payments for a period of ____ years [insert a whole number from two through 10] with the first payment being made as of the January 31 that is ____ [specify at least 5] years after the distribution date specified in the Agreement and then on each subsequent January 31 for the number of years first specified in this paragraph, as adjusted and computed by the Trust in accordance with the terms of the Plan, with the final payment equaling the then remaining balance in the Trustee's Account.

☐        Trustee elected the annual payment option in the Agreement and hereby elects annual payments for a period of ____ years [specify a number of years greater than or equal to the number of years specified in the Agreement] with the first payment being made as of the January 31 that is ____ [specify at least 5] years after the January 31 of the calendar year immediately following the calendar year in which the Trustee ceases to be a Trustee, employee, or independent contractor of the Trust in accordance with Section 4 of the Plan and then on each subsequent January 31 for the number of years specified in this paragraph, as adjusted and computed by the Trust in accordance with the terms of the Plan, with the final payment equaling the then remaining balance in the Trustee's Account.

This Redeferral Agreement is not valid if is not filed at least 12 months prior to the January 31 of the calendar year immediately following the calendar year in which the Trustee ceases to be a Trustee, employee, or independent contractor of the Trust in accordance with Section 4 of the Plan.  In the event that this Redeferral Agreement is not valid for any reason distribution of deferred amounts shall be made pursuant to the Agreement. This Redeferral Agreement is subject to all of the terms contained in the Plan.

IN WITNESS WHEREOF, the parties have caused this Redeferral Agreement to be executed as of the date first above written.

, TRUSTEE	WESTCORE TRUST
(Print Name)
By:

(Signature of Trustee)	Title:

ELECTION FOR PAYEES OF DISTRIBUTIONS PURSUANT TO A

DEFERRED COMPENSATION AGREEMENT or REDEFERRAL OF PREVIOUSLY DEFERRED COMPENSATION AGREEMENT TO NOT HAVE FEDERAL INCOME TAX WITHHOLDING APPLY

Instructions: If you do not want any Federal income tax withheld from distributions pursuant to your Deferred Compensation Agreement or Redeferral of Previously Deferred Compensation Agreement, sign and date this election and return it to

[insert name and address].

Even if you elect not to have Federal income tax withheld, you are liable for payment of Federal income tax on the taxable portion of any distribution pursuant to your Deferred Compensation Agreement. You also may be subject to tax penalties under the estimated tax payment rules if your payments of estimated tax and withholding, if any, are not adequate.  If you do not provide this election prior to the date of distribution, Federal income tax will be withheld from distributions.  This election, once made, will remain in effect until revoked in writing.

I do not want to have Federal income tax withheld from distributions pursuant to my Deferred Compensation Agreement or Redeferral of Previously Deferred Compensation Agreement dated _____________, ______.

                               Signed:                    _________________________________

                   Print Name:             _________________________________

                   Date:                       _________________________________